EXHIBIT 10.10

(Motorola Letterhead)

June 29, 2009

BY EMAIL AND REGULAR MAIL

William C. Ogle

4008 Miramar Avenue

Dallas, TX 75205

Dear Bill,

After our discussions with you, we believe you could make significant contributions to Motorola’s future success, and we hope that you will become part of our Motorola team. We are pleased to offer you the position of Senior Vice President, MDb Marketing, Mobile Devices Business, reporting to Sanjay Jha, CEO of Motorola’s Mobile Devices Business (and co-CEO of Motorola, Inc.). The following are the additional terms of the offer.1

Cash Compensation

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Base Pay and Sign-On Bonus Your annual base salary will be $410,000, paid on a bi-weekly basis. In addition, you will be awarded a one-time sign-on bonus of $250,000 which will be paid on or about January 8, 2010.

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Motorola Incentive Program You will also be eligible to participate in the Motorola Incentive Program (“MIP”). Targeted payout levels arc determined based on grade level. Your target incentive is 75% of base salary actually earned during the calendar year. Actual awards are based on individual as well as organizational performance and are paid annually, typically near the end of the first quarter of the following year. Your participation in this plan will begin as of the date you commence employment with Motorola. For the 2009 Plan Year, you will be guaranteed an MIP bonus of not less than $273,000. The sign on bonus will not be treated as eligible earnings under the 2009 or 2010 MIP plan.

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Long Range Incentive Plan As an elected officer, you will participate in Motorola’s long range incentive program. The current plan is designed to provide significant reward opportunities to those most able to drive shareholder value. The current plans are based on stock price and total shareholder return. You will begin participation in the 2008-2010 and 2009-2011 performance cycles of the Long Range Incentive Plan (“LRIP”) on a pro rata basis, effective on your employment commencement date. Your pro rata target incentive for

[1]	All dollar amounts are gross amounts unless otherwise stated. You are responsible for all taxes payable on such amounts unless otherwise stated.

Motorola, Inc., Corporate Offices

1303 E. Algonquin Road, Schaumburg, IL 60196 T: (847) 576-5000

each of the two performance cycles will be prorated from 100% of the base salary amount set forth above, based on the number of completed months of employment within each performance cycle. LRIP awards are paid in Company stock or cash, as determined by a committee of the Board of Directors.

Equity Compensation

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Stock Options In addition to your annual compensation, you will be granted the option to purchase 350,000 shares of Motorola common stock on [August] [September] 1, 2009 in accord with Motorola’s standard grant procedures. The options will have a ten-year term and vest 25% on each of the first four anniversaries of the grant. The option grant price will be the Fair Market Value on the grant date, as determined under the applicable omnibus incentive plan. The other conditions surrounding the grant are outlined in a separate Stock Option Award Document and a Stock Option Consideration Agreement that must be signed as a condition of the grant. Opportunities to receive future options will be based on business and individual performance.

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Restricted Stock Units You will also receive a restricted stock unit grant of 50,000 restricted stock units (“RSU’s”). The shares will be granted on [August] [September] 1, 2009, in accord with Motorola’s standard grant procedures. The restrictions on the RSU’s will lapse 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. The other conditions surrounding the grant are outlined in a separate Restricted Stock Unit Agreement. Opportunities to receive future RSU grants will be based on business and individual performance.

Benefit Programs

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Relocation It is anticipated that your work site will be the Mobile Devices headquarters in Libertyville, Illinois. Motorola will permit you to commute to the Mobile Devices headquarters from your home in Dallas, TX every two weeks on a temporary basis for 120 days following the commencement of your employment. In addition, Motorola will provide you with temporary housing for the same 120 days. After the above period, you shall be responsible for all living expenses in the Libertyville, Illinois area and for all commuting expenses between there and Dallas, TX. Motorola will provide a one-time lump sum payment of $175,000 to help defray those expenses, payable after the 120 days following the commencement of your employment, but no later than March 15, 2010. If you terminate employment on your own initiative or you are terminated for Serious Misconduct on or before the first anniversary of your employment commencement date, Motorola shall cease paying all outstanding commuting or living expenses on your behalf and (ii) you must repay the gross amount of all commuting or living expenses previously paid, including the $175,000 lump sum. Otherwise you shall have no obligation to return such amounts.

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Health and Welfare Benefits You will immediately begin participation in all of Motorola’s comprehensive U.S. health and welfare benefit programs. Information on your Motorola benefits package will be provided under separate cover.

•	Retirement Benefits You will also begin immediate participation in Motorola’s 401(k) Plan.

•	Employee Stock Purchase Plan You will be eligible to participate in MOTshare, Motorola’s discounted employee stock purchase plan.

•	Paid Time Off You may take paid time off up to 200 hours per annum.

Executive Reward Programs

Effective on the date of your employment, or on a later date as indicated below, you will be eligible to participate in the following Officer Reward Programs. Additional information on these programs will be provided.

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Executive Financial Planning The plan benefit provides up to $15,000 in the first year and $10,000 per year in subsequent years for comprehensive financial planning services using one of the two financial planning firms selected by Motorola: PricewaterhouseCoopers (PwC) or The Mason Companies.

•	Change in Control Protection You will be covered under the Motorola Inc. Senior Officer Change in Control Severance Plan.

•	Annual Physicals As a Senior Vice President, you will be eligible for an annual physical benefit.

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Severance As an elected officer you will be covered under the Motorola, Inc. Executive Severance Plan (“ESP”). Should the Mobile Devices business not become a publicly traded company separate from Motorola, Inc. by the 18-month anniversary or your employment commencement date, you may elect to terminate employment under conditions that would render you eligible for severance pay and benefits under the ESP.

Imputed income will be reported for perquisite programs per IRS regulations.

Miscellaneous

This offer, your acceptance and the terms and conditions of your employment shall be governed by the law of the State of Illinois.

The offer also is contingent on satisfactory completion of Motorola’s pre-employment drug testing requirement within 60 days prior to your start date, satisfactory results of a background investigation, compliance with export control requirements and proof of employment eligibility in the United States.

You acknowledge and agree that upon joining Motorola, your employment with Motorola shall not be for any fixed duration and shall be “at will.” As an “at will” employee, you can terminate your employment at any time for any reason, and conversely Motorola can terminate your employment at any time for any reason.

You represent and warrant that your employment with Motorola, as outlined in this letter, does not and will not violate any of your continuing contractual, legal or other obligations to any other employer or entity for whom you have provided services, that you have provided Motorola with copies of all such agreements or written obligations, and further that no obligations you have to any other employer or entity for whom you have provided services will materially interfere with your ability to devote your full attention to your Motorola duties and responsibilities.

For all purposes in this letter agreement, “Serious Misconduct” shall mean any conduct or omission that is a ground for termination under the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

Next Steps

Bill, we believe the position being offered and the proposed compensation package are extremely compelling, and we are excited about the prospect of you joining the Motorola Team.

We look forward to your positive acknowledgement by signing and returning a copy of this letter. If you have any questions, please don’t hesitate to call me at (847) 576-6800.

Sincerely,	Accepted by:

/s/ Greg A. Lee	/s/ William C. Ogle
Greg A. Lee	William C. Ogle
Senior Vice President, Human Resources
7/6/09
Date

Enclosures